UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 26, 2018

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1780 55th Street, Suite C

Boulder, Colorado 80301

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

A.	Resignation of Chris Bechtel as Chief Executive Officer, President and Director

On November 26, 2018, Chris Bechtel notified the Board of Directors (the “Board”) of Surna Inc. (the “Company”) of his resignation as the Company’s Chief Executive Officer and President and as a member of the Board effective November 26, 2018. Mr. Bechtel’s resignation was a personal decision and was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

B.	Appointment of Anthony K. McDonald as Chief Executive Officer and President

On November 28, 2018, Mr. McDonald was appointed by the Board to serve as the Company’s Chief Executive Officer and President until his resignation or earlier termination or other removal therefrom. Mr. McDonald will continue to serve as a director of the Company but, since he will longer be an “independent director” as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market, Mr. McDonald will no longer receive compensation under the Company’s independent director compensation plan.

There were no arrangements or understandings between Mr. McDonald and the Company or any other persons to which Mr. McDonald was appointed as the Company’s Chief Executive Officer and President.

On November 28, 2018, the Board approved an employment agreement between the Company and Mr. McDonald (the “Employment Agreement”) and the grant of certain non-qualified stock options to Mr. McDonald. A copy of the Employment Agreement is attached as Exhibit 10.1.

The initial term of the Employment Agreement commenced on November 28, 2018, the date Mr. McDonald was appointed as Chief Executive Officer and President, and will continue until December 31, 2020. However, the Company and Mr. McDonald may terminate the Employment Agreement, at any time, with or without cause, by providing the other party with 30-days’ prior written notice. In the event Mr. McDonald’s employment is terminated by the Company during the initial term without cause, Mr. McDonald will be entitled to receive his base salary for an additional 30 days. Following the initial term, the Company and Mr. McDonald may extend the Employment Agreement for additional one-year terms by mutual written agreement.

Mr. McDonald will receive an annualized base salary of $180,000.

On November 28, 2018, the Board also granted Mr. McDonald non-qualified stock options to purchase 5,000,000 shares of the Company’s common stock, which vest as follows: (i) 1,000,000 options vest and become exercisable on the grant date, (ii) 2,000,000 options vest and become exercisable on December 31, 2019, if Mr. McDonald continues to be employed by the Company on that date, and (iii) 2,000,000 options vest and become exercisable on December 31, 2020, if Mr. McDonald continues to be employed by the Company on that date. The exercise price of these options is $0.089, based on the closing of the Company’s common stock on November 27, 2018.

In consideration of the grant of the non-qualified stock options, Mr. McDonald agreed with the Board to surrender to the Company for cancellation the 197,368 restricted stock units, which were granted to him as an equity retention award in connection with Mr. McDonald’s appointment to the Board on September 12, 2018 and which have not vested.

In the event of a change of control involving the Company, any non-qualified stock options not already vested will become vested, provided Mr. McDonald continues to provide services to the Company on the date immediately preceding the date of the change of control.

Effective November 28, 2018, Mr. McDonald will no longer serve on the Audit Committee of the Board since he no longer qualifies as an “independent director” as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market. The Board also approved that the Company’s Audit Committee may be comprised of two or more directors, each of whom must meet the qualifications as an “independent director” of the Company.

Biographical and other information for Mr. McDonald has been included in the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2018, which is incorporated herein by reference.

C.	Reduction in Size of the Board of Directors

As result of Mr. Bechtel’s resignation as a member of the Board, the Board currently has two vacancies. In lieu of filling these vacancies, the Board has approved a reduction in the size of the Board. As of November 28, 2018, the size of the Board shall be three members.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on November 28, 2018 announcing the resignation of Mr. Bechtel as the Company’s Chief Executive Officer and President and as a member of the Board, the appointment of Mr. McDonald as the Company’s Chief Executive Officer and President, and other business matters. A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement between the Company and Anthony K. McDonald dated effective November 28, 2018

99.1	Press Release dated November 28, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2018	SURNA INC.

	By:	/s/ Anthony K. McDonald
Anthony K. McDonald
President and Chief Executive Officer